UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2011

Private Media Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-25067	87-0365673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

Registrant’s telephone number, including area code: 34-93-620-8090

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A (this “Amendment”) amends and restates in its entirety the Current Report on Form 8-K filed by Private Media Group, Inc. (the “Company”) with the Securities and Exchange Commission on August 26, 2011 (the “Original Filing”) related to the appointment of a receiver for the Company. Unless otherwise indicated in this Amendment, this Amendment continues to describe conditions as of the date of the Original Filing, and the disclosures contained herein have not been updated to reflect events, results or developments that have occurred after the Original Filing, or to modify or update those disclosures affected by subsequent events.

Item 1.03 Bankruptcy or Receivership.

As previously disclosed, on August 11, 2010, Ilan Bunimovitz, a director and former CEO of the Company, together with Consipio Holding BV (“Consipio”), a creditor of the Company, and Tisbury Services Inc., filed a Complaint against the Company in Nevada State Court, Clark County, Nevada (Case No. A-10-622802-B) alleging mismanagement of the Company’s business by the Company’s three independent directors, Johan G. Carlberg, Peter Dixinger and Bo Rodebrandt, and Berth Milton, the Company’s Chairman and CEO, and seeking, among other things, the appointment of a receiver for the Company. On November 17, 2010, the Court denied the Plaintiff’s request for appointment of a receiver, determining that the statutory requirements to appoint a receiver to address alleged mismanagement had not been met. For additional information regarding this proceeding see Part I, Item 3 – Legal Proceedings, contained in the Company’s Form 10-K for the period ended December 31, 2010.

On July 26, 2011, the Court, on its own motion, decided to reconsider its Order entered on November 17, 2010, insofar as it had previously determined that it would be inappropriate to appoint a receiver for the Company. On August 25, 2011, the Court entered an Order appointing Eric Johnson, a current director of the Company, as a receiver for the Company, to serve in such capacity until further order of the Court. As reasons for the appointment of the receiver, the Court found that the Company had demonstrated a propensity for disregarding or resisting orders of the Court, specifically by (i) disobeying the Court’s October 21, 2010 Order regarding Consipio’s right to vote 5.6 million shares at the Company’s 2010 annual meeting of stockholders, (ii) disobeying or resisting the Court’s July 1, 2011 Order requiring the Company’s Board of Directors to set the record date for a new annual meeting of stockholders, and (iii) failure of the Company’s Board of Directors to seek collection of outstanding loans from the Company to Slingsby Enterprises Limited , an affiliate of Mr. Milton. The Court further found that the Company’s “directors, most notably Milton, have been guilty of gross mismanagement in the conduct of [the Company’s] affairs” and that the Company’s “assets are in danger of waste, sacrifice or loss.” The Court found that the appointment of a receiver was “necessary to preserve [the Company’s] remaining assets and business and to protect its shareholders.”

The Court’s Order appointed the receiver for the purposes of (i) preserving the Company’s assets and business, and (ii) setting the date for and conducting the 2011 Annual Meeting of Shareholders. The Order places the receiver in control of all of the assets of the Company and its direct and indirect subsidiaries. The current Board of Directors will remain in place until the Annual Meeting of Shareholders and until their successors are elected by the shareholders, to be held later this year. A copy of the Court’s Order appointing the receiver is attached hereto as Exhibit 99.1. The parties have submitted an amendment to the Order to the Court to clarify that the receiver’s authority to remove, suspend and/or appoint directors of the Company’s direct and indirect subsidiaries shall be exercised in accordance with the corporate formalities required by the governing documents of such entities and the jurisdictions in which the various entities reside and that, in exercising this authority, the receiver shall act in the place of, and have the same powers and authority as, the Company’s existing officers and directors in managing and directing the operations of the Company’s subsidiaries.

As compensation for serving as receiver of the Company, the Court increased Mr. Johnson’s annual compensation from the Company from $235,000 (Canadian) to $282,000 (Canadian). For Mr. Johnson’s biography see Part III, Item 10 – Directors and Executive Officers, contained in the Company’s Form 10-K for the period ended December 31, 2010.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1       Order Appointing Receiver of Private Media Group, Inc. dated August 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATE MEDIA GROUP, INC.
(Registrant)

Date: September 14, 2011

	By:	/s/ Eric Johnson
Eric Johnson
Director and Court Appointed Receiver